Exhibit 99.1

NUVOX, INC. 2001 STOCK INCENTIVE PLAN

SECTION 1

Statement of Purpose

     1.1.     The Nuvox, Inc. 2001 Stock Incentive Plan (the "Plan") has been established by Nuvox, Inc., a Delaware corporation (the "Company"), to:

                (a)     attract and retain executive, managerial and other salaried employees through the grant of stock options;

                (b)     motivate Participants, by means of appropriate incentives, to achieve long-range goals;

                (c)     provide incentive compensation opportunities that are competitive with those of other telecommunications businesses through the grant of stock options;

                (d)     further identify a Participant’s interests with those of the Company’s stockholders through the grant of stock options; and thereby promote the long-term financial interests of the Company, including the growth in value of the Company’s equity and enhancement of long-term stockholder returns; and

                (e)     permit Participants who are stockholders as of the Adoption Date of the Company to acquire Units on virtually the same terms and conditions as non-Participant stockholders participating in the Offering.

SECTION 2

Definitions

     2.1.     Unless the context indicates otherwise, the following terms shall have the meaning set forth below:

                (a)     Adoption Date. The term "Adoption Date" shall have the meaning ascribed to it in Subsection 4.1 of the Plan.

                (b)     Award. The term "Award" shall mean an award to any Participant under the Plan of Options or Units.

                (c)     Award Agreement. The term "Award Agreement" shall mean a written agreement by which an Award is evidenced.

                (d)      Board. The term "Board" shall mean the Board of Directors of the Company.

                (e)     Cause. The term “Cause” shall mean (i) the willful and continued failure by a Participant to substantially perform his or her duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise. For purposes of this definition, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Employer.

                (f)     Change in Control. A "Change in Control" shall be deemed to have occurred if:

                         (1)     any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any subsidiary of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities (other than as a result of a merger or consolidation described in sub-clauses (3)(A)(i) or (ii)); or

                         (2)     during any period of three consecutive years (not including any period prior to the effective date of this Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has effected a transaction described in clause (1), (3), (4) or (5) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

                         (3)     (A) the stockholders of the Company approve a merger or consolidation of the Company with any other company other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent corporation) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or its parent corporation) outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities, and (B) such merger or consolidation is consummated; or

                         (4)     (A) the stockholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale or disposition by the Company of all, or substantially all, of the Company’s stock or assets, and (B) such liquidation or sale or disposition is consummated; or

                         (5)     any other event determined by a vote of at least two-thirds (2/3) of the Board to constitute a "Change of Control."

                (g)     Code. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include a reference to any successor provision of the Code.

                (h)     Committee. The term "Committee" means the Compensation Committee of the Board selected in accordance with the provisions of Subsection 4.2.

                (i)     Common Stock. The term "Common Stock" shall mean shares of common stock, $0.01 par value per share, of the Company.

                (j)     Continuous Service. The term “Continuous Service” shall mean that the service of a Participant to an Employer as an employee or service provider is not interrupted or terminated. The Board or the Committee may determine, in its sole discretion, whether Continuous Service shall be considered interrupted in the case of any leave of absence, including sick leave, military leave, or any other personal leave. Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which a Participant renders service to the Employer.

                (k)     Date of Termination. A Participant’s “Date of Termination” shall be the date on which his or her employment or other affiliation with all Employers terminates for any reason; provided that a Date of Termination shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Related Company or between two Related Companies; and provided further that an Employee Participant’s employment shall not be considered terminated while the Participant is on a leave of absence which is approved by the Participant’s Employer.

                (l)     Disability. Except as otherwise provided by the Committee, a Participant shall be considered to have a “Disability” during the period in which he or she is unable, by reason of a medically determinable physical or mental impairment, to carry out his or her duties with an Employer, which condition, in the discretion of the Committee, is expected to have a duration of not less than 120 days.

                (m)      Effective Date. The term "Effective Date" shall have the meaning ascribed to it in Subsection 4.1 of the Plan.

                (n)      Employee. The term "Employee" shall mean a person with an employment relationship with an Employer.

                (o)      Employer. The term "Employer" shall mean the Company and each Related Company.

                (p)      Fair Market Value. The term “Fair Market Value” of the stock available under the Plan on any given date shall be the mean the fair market value per share of such stock, as reasonably determined in good faith by the Committee. On any given date following an IPO, however, the term “Fair Market Value” with respect to Common Stock shall mean the last sale price per share of Common Stock, regular way, on such date or, in case no such sale takes place on such date, the mean between the closing bid and asked prices per share of Common Stock on such date, as reported in the principal quotation system applicable to the Common Stock or, if on any such date the Common Stock is not so quoted, the price per share of Common Stock reasonably determined in good faith by the Committee.

                (q)     Good Reason. The term “Good Reason” means (a) a material reduction in compensation or in aggregate benefits without the Participant’s consent; provided, that the Employer may at any time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Participant for any reason and without the Participant’s consent if such modification, suspension or termination is consistently applied to all similarly situated employees and does not violate the express terms of an employment agreement or other arrangement with the Participant; (b) a material reduction in the Participant’s title, status, authority or responsibility at the Employer; or (c) the Participant has been notified that his or her principal place of work will be relocated by a distance of fifty (50) miles or more from his or her current principal place of work and the Participant has not consented to the relocation.

                (r)     Grant Date. The term “Grant Date” means the date any Award is granted by the Committee.

                (s)     Immediate Family. With respect to a particular Participant, the term "Immediate Family" shall mean, whether through consanguinity or adoptive relationships, the Participant's spouse, children, stepchildren, siblings and grandchildren.

                (t)     Incentive Stock Option. The term "Incentive Stock Option" shall mean an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in Section 422(b) of the Code.

                (u)     IPO. The term “IPO” shall mean the initial underwritten public offering of Common Stock pursuant to a registration statement filed with and declared effective by the SEC pursuant to the Securities Act of 1933, as amended.

                (v)     Non-Qualified Stock Option. The term “Non-qualified Stock Option” shall mean an Option that is not intended to be an “incentive stock option” as that term is described in Section 422(b) of the Code.

                (w)     Offering. The term "Offering" shall mean the Company's 2001 offering to its stockholders of an aggregate of up to 66,666,667 Units.

                (x)     Option. The term "Option" shall mean any Incentive Stock Option or Non-Qualified Stock Option granted under the Plan.

                (y)     Participant. The term “Participant” means any Employee, any non-Employee director of the Company or any outside adviser or consultant retained by any Employer who has been granted an Award under the Plan.

                (zz)     Preferred Stock. The term "Preferred Stock" shall mean shares of preferred stock, $0.01 par value per share, of the Company.

                (aa)     Qualified Retirement Plan. The term "Qualified Retirement Plan" means any plan of an Employer that is intended to be qualified under Section 401(a) of the Code.

                (bb)      Registration Rights Agreement. The term “Registration Rights Agreement” shall mean that certain Restated Registration Rights Agreement dated as of March 31, 2000, as amended and in effect from time-to-time, among the Company and the stockholders (as described therein) of the Company.

                (cc)     Related Company. The term "Related Company" means any company during any period in which it is a "subsidiary corporation" of the Company (as that term is defined in Code Section 424(f)).

                (dd)      Retirement. “Retirement” of a Participant shall mean the occurrence of a Participant’s Date of Termination under circumstances that constitute such Participant’s retirement at normal retirement age under the terms of the Qualified Retirement Plan of the Company that is extended to the Participant immediately prior to the Participant’s Date of Termination or, if no such plan is extended to the Participant on his or her Date of Termination, under the terms of any applicable retirement policy of the Participant’s Employer.

                (ee)      Series B Preferred. The term “Series B Preferred” shall mean the Series B Preferred Stock, $0.01 par value per share, of the Company.

                (ff)      Series D Preferred. The term “Series D Preferred” shall mean the Series D Convertible Preferred Stock, $0.01 par value per share, of the Company to be issued in the Offering.

                (gg)      Series D Warrant. The term “Series D Warrant” shall mean a five-year warrant issued in the Offering, which will entitle the holder thereof to purchase one share of Series D Preferred at an exercise price of $1.50 per share.

                (hh)      Series E Preferred. The term “Series E Preferred” shall mean the Series E-1 through series E-18 convertible preferred stock, $0.01 par value per share, of the Company to be issued on exercise of the Series E Warrants.

                (ii)      Series E Warrants. The term “Series E Warrants” shall mean warrants, expiring March 31, 2002, to be issued in the Offering, which will entitle the holder thereof to purchase shares of various Series E Preferred.

                (jj)      Series F Preferred. The term “Series F Preferred” shall mean shares of Series F-1 Preferred and any additional series of Series F convertible preferred stock, $0.01 par value per share, of the Company which may be authorized by the Board from time to time for issuance under the Plan, provided that any such additional series of Series F Preferred shall have substantially the same preferences and relative, participating, optional and other special rights as the Series F-1 Preferred, except that all of the provisions of the charter of the Company which reflect the fact that the exercise price of the Series F-1 Preferred shall be equal to $0.59 per share shall be adjusted to reflect the exercise price to be applicable to the Options to be granted for any such additional series of Series F Preferred. Without limiting the generality of the foregoing, (i) the equivalent of the Series F-1 Initial Amount (as defined in the charter) applicable to any such additional series shall be adjusted to equal the exercise price applicable to the Options to be granted for such additional series and (ii) the provisions of the charter describing the conversion rights applicable to any such additional series shall reflect the exercise price applicable to the Options to be granted for such shares, instead of the exercise price of $0.59 per share applicable to the Series F-1 Preferred.

                (kk)      Series F-1 Preferred. The term “Series F-1 Preferred” shall mean the Series F-1 convertible preferred stock, $0.01 par value per share, of the Company.

                (ll)      Shareholders Agreement. The term “Shareholders Agreement” shall mean that certain Shareholders Agreement dated August 4, 1998, as amended November 18, 1998 and December 13, 1999 ( and as further amended and in effect from time-to-time), among the Company and the shareholders (as described therein) of the Company.

                (mm)      Stockholders’ Agreement. The term “Stockholders’ Agreement” shall mean that certain Amended and Restated Stockholders’ Agreement dated as March 31, 2000, as amended and in effect from time-to-time, among the Company and certain stockholders (as described therein) of the Company.

                (nn)      Unit. The term “Unit” shall mean the Units offered pursuant to Section 7 of the Plan and in connection with the Offering, each consisting of one share of Series D Preferred, a Series D Warrant and Series E Warrants.

SECTION 3

Eligibility

     3.1.     Subject to the discretion of the Committee, and the terms and conditions of the Plan, the Committee shall determine and designate from time-to-time, from among the Employees, the non-Employee directors of the Company and the outside advisers and consultants of any Employer, Participants who will be granted one or more Awards under the Plan, provided that only Employees may be granted Incentive Stock Options and only Participants who are holders of Common Stock and/or Preferred Stock as of the Adoption Date shall be eligible to purchase Units.

SECTION 4

Operation and Administration

     4.1.     On August 8, 2001, the Board approved the material terms of the Plan and delegated to the Committee the authority to formally approve and adopt the Plan. The Plan was approved and adopted by the Committee as of August 23, 2001. (the “Adoption Date”), and is effective on the date of commencement of the Offering (the “Effective Date”). The Board, in its discretion, may submit the Plan to stockholders for approval after the Adoption Date. Prior to stockholder approval of the Plan, or in the event the Board opts not to seek stockholder approval of the Plan, the Board may grant Options and Units hereunder; provided, however, that no Option intended to qualify as an Incentive Stock Option may be exercised prior to the time at which stockholders have approved the Plan in accordance with applicable law, and in the event the requisite stockholder approval of the Plan is not obtained within twelve (12) months after the Adoption Date, all Options granted as Incentive Stock Options shall be canceled without payment of consideration by the Company and no further Incentive Stock Options shall be granted under the Plan.

     4.2.     The Plan shall remain in effect for ten (10) years following the Effective Date or, if earlier, until termination by the Board; provided, however, that no Incentive Stock Options may be granted under the Plan after ten (10) years from the Adoption Date, or the date the Plan is approved by the Company’s stockholders, whichever is earlier.

     4.3.     So long as the Company is eligible to exempt an Award from the potential treatment as a parachute payment under Code Section 280G of the Code by securing stockholder approval under Section 280G(b)(5)(A)(ii) of the Code, the Committee, in its sole discretion, may condition the effectiveness of such Award upon obtaining stockholder approval in accordance with the criteria set forth in Section 280G(b)(5)(A)(ii) of the Code and the regulations promulgated thereunder.

     4.4.     The Plan shall be administered by the Committee, which shall consist of not less than two non-Employee members of the Board. Plenary authority to manage and control the operation and administration of the Plan shall be vested in the Committee, which authority shall include, without limitation, the following:

                (a)      Subject to the provisions of the Plan, the Committee will have the authority and discretion to select Employees to receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of Awards, and to cancel or suspend Awards. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective Employee, his or her present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

                (b)      The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or advisable to carry it into effect.

                (c)      Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee.

                (d)      The Committee may only act by a majority of its members. Any determination of the Committee may be made without a meeting by the unanimous written consent of its members. In addition, the Committee may authorize one or more of its members or any officer of an Employer to execute and deliver documents and perform other administrative acts pursuant to the Plan.

                (e)      No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or gross misconduct. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, loses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates, as the case may be, did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance policy, contract or by-law of any Employer.

SECTION 5

Shares and Warrants Available Under the Plan

     5.1.     The number of Series F-1 Preferred shares reserved for issuance under the Plan shall be 24,000,000.

     5.2.     An additional 8,557,929 Series F-1 Preferred shares shall be reserved under the Plan, which may be issued in the form of Series F-1 shares in accordance with the terms of the Plan or any other series of Series F-1 Preferred shares authorized by the Board from time to time pursuant to Subsection 6.4 of the Plan.

     5.3.     The number of Series D Preferred shares reserved for issuance under the Plan shall be 3,770,266.

     5.4.     The number of Series D Warrants reserved for issuance under the Plan shall be 1,885,133.

     5.5.     The number of Series E Warrants reserved for issuance under the Plan shall be:

                (a)     109,178 warrants to purchase Series E-3 Convertible Preferred Stock;

                (b)     742,084 warrants to purchase Series E-4 Convertible Preferred Stock;

                (c)     1,603,660 warrants to purchase Series E-5 Convertible Preferred Stock;

                (d)     9,996,988 warrants to purchase Series E-6 Convertible Preferred Stock;

                (e)     591,302 warrants to purchase Series E-8 Convertible Preferred Stock;

                (f)     2,115,000 warrants to purchase Series E-9 Convertible Preferred Stock;

                (g)     913,307 warrants to purchase Series E-11 Convertible Preferred Stock;

                (h)     4,645,939 warrants to purchase Series E-12 Convertible Preferred Stock;

                (i)     11,060 warrants to purchase Series E-13 Convertible Preferred Stock; and

                (j)     3,747,639 warrants to purchase Series E-14 Convertible Preferred Stock.

     5.6.     The number of Series E Preferred shares reserved for issuance under the Plan with respect to each series of Series E Preferred shall be:

                (a)     109,178 shares of Series E-3 Convertible Preferred Stock;

                (b)     742,084 shares of Series E-4 Convertible Preferred Stock;

                (c)     1,603,660 shares of Series E-5 Convertible Preferred Stock;

                (d)     9,996,988 shares of Series E-6 Convertible Preferred Stock;

                (e)     591,302 shares of Series E-8 Convertible Preferred Stock;

                (f)     2,115,000 shares of Series E-9 Convertible Preferred Stock;

                (g)     913,307 shares of Series E-11 Convertible Preferred Stock;

                (h)     4,645,939 shares of Series E-12 Convertible Preferred Stock;

                (i)     11,060 shares of Series E-13 Convertible Preferred Stock; and

                (j)     3,747,639 shares of Series E-14 Convertible Preferred Stock.

     5.7.     The Board is also reserving 52,246,423 shares of Common Stock for issuance upon conversion of the Series F Preferred, Series D Preferred and Series E Preferred.

     5.8.     Except as otherwise provided herein, any shares subject to an Award which for any reason expires or is terminated without issuance of shares (whether or not cash or other consideration is paid to a Participant in respect to such Award) shall again be available for any purpose under the Plan.

SECTION 6

Options

     6.1.     The grant of an “Option” under this Section 6 entitles the Participant to purchase shares of Series F Preferred at a price fixed at the time the Option is granted, or at a price determined under a method established at the time the Option is granted, subject to the terms of this Section 6. Options granted under this Section 6 may be either Incentive Stock Options or Non-Qualified Stock Options.

     6.2.     The Committee shall designate the Participants to whom Options are to be granted under this Section 6 and shall determine the number of shares of Series F Preferred to be subject to each such Option. To the extent that the aggregate Fair Market Value of the Series F Preferred with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Employers) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options, to the extent required by Section 422 of the Code.

     6.3.     The determination and payment of the purchase price of a share of Series F Preferred under each Option granted under this Section 6 shall be subject to the following:

                (a)      The purchase price for each Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Series F Preferred on the Grant Date (110% in the case of an Incentive Stock Option granted to a Participant who directly or indirectly owns more than 10% of the total combined voting power of all classes of stock of the Company), and the purchase price established for each Non-Qualified Stock Option shall not be less than 80% of the Fair Market Value of the Series F Preferred on the Grant Date;

                (b)      Subject to the following provisions of this Subsection 6.3, the full purchase price of each share of Series F Preferred purchased upon the exercise of any Option shall be paid at the time of such exercise and, as soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto; and

                (c)      The purchase price shall be payable either in cash or shares of Common Stock or Preferred Stock of the Company (valued at Fair Market Value as of the day of exercise), through a combination of cash or shares of the Company or through such cashless exercise arrangement as may be approved by the Committee and established by the Company, provided that any shares used for payment shall have been owned by the Participant for at least six (6) months.

     6.4.     Notwithstanding anything to the contrary herein, the Board, in accordance with its charter and bylaws, may from time to time, and in its sole discretion as it deems appropriate, authorize and issue additional series of Series F Preferred for purchase pursuant to Options under the Plan. All such Options to purchase such additional series of Series F Preferred shall be made in accordance with, and subject to, the terms and provisions of the Plan.

     6.5.     Except as otherwise expressly provided in the Plan, the terms and conditions relating to each Option shall be established by the Committee and set forth in an Award Agreement. In no event shall an Option be for a term of more than ten (10) years from its date of grant.

     6.6.     Each Option may be exercised during its term only to the extent it becomes exercisable. Except for any acceleration pursuant to Subsection 6.7, an Option shall become exercisable only as follows:

                (a)      The first 12/36 of an Option shall become exercisable upon completion of one year of Continuous Service by the Participant with an Employer from the date of grant of such Option and an additional 1/36 of such Option shall become exercisable upon the Participant’s completion of each full month of Continuous Service with an Employer thereafter.

                (b)      Upon the occurrence of a Change in Control prior to a Participant’s Date of Termination, 50% of the then non-exercisable portion of any outstanding Option(s) held by the Participant shall become exercisable; thereafter, the remaining non-exercisable portion of any outstanding Options shall continue to become exercisable pursuant to the schedule set forth in Subsection 6.6(a) or the provisions of Subsection 6.7.

     6.7.     Subject to the terms of a Participant’s employment agreement in effect with the Company as of the Date of Termination, the extent to which a Participant shall have the right to exercise any outstanding Options following the Date of Termination shall be determined in accordance with the following provisions:

                (a)      If a Participant’s Date of Termination occurs prior to death and is on account of (i) an involuntary termination by the Employer for Cause or (ii) a voluntary termination by the Participant other than for Retirement, Disability or Good Reason, the unexercised portion of all the Participant’s outstanding Options as of the Date of Termination shall automatically be forfeited upon such Date of Termination without payment of consideration by the Company.

                (b)      Notwithstanding the schedule set forth in Subsection 6.6(a), if a Participant’s Date of Termination occurs within twelve (12) months from the date of grant of the Option, and the Date of Termination is on account of (i) death, (ii) voluntary termination by the Participant on account of Retirement or Disability, (iii) involuntary termination by the Employer without Cause prior to a Change in Control or (iv) voluntary termination by the Participant for Good Reason prior to a Change in Control, 1/36 of the Option shall become exercisable for each full month of Continuous Service with the Employer subsequent to the date of grant of the Option and shall remain exercisable for such time as provided below in Subsection 6.7(d). Otherwise, any portion of an Option, to the extent it has not become exercisable as of the Date of Termination pursuant to this Subsection 6.7(b) or Subsection 6.6, shall automatically be forfeited upon such Date of Termination without payment of consideration by the Company.

                (c)      If a Participant’s Date of Termination occurs within one (1) year following a Change in Control and on account of an involuntary termination by the Employer without Cause or voluntary termination by the Participant for Good Reason, the remaining portion of any outstanding Options which have not become exercisable pursuant to Subsection 6.6 shall immediately become exercisable in full and remain exercisable for such time as provided below in Subsection 6.7(d).

                (d)      Except to the extent otherwise forfeited pursuant to this Subsection 6.7, any portion of an Option which becomes exercisable pursuant to Subsection 6.6 or Subsections 6.7(b) or 6.7(c) and which has not already expired as of or in connection with the Date of Termination, shall remain exercisable until ten (10) years from the date of grant of the Option or, if earlier:

                           (i)      if the Participant’s termination occurs on account of death, Disability, or Retirement, one (1) year after the Date of Termination if the Option is a Non-Qualified Stock Option and three (3) months if the Option is an Incentive Stock Option; or

                           (ii)      if the Participant’s employment is involuntarily terminated by the Employer without Cause or the Participant voluntarily terminates employment for Good Reason, three (3) months after the Date of Termination.

     6.8.     Options which are, or become, exercisable at the time of a Participant’s death may be exercised by the Participant’s designated beneficiary or, in the absence of such designation, by the person to whom the Participant’s rights will pass by will or the laws of descent and distribution.

     6.9.     Except to the extent the Committee shall otherwise determine, if, as a result of a sale or other transaction (other than a Change in Control), a Participant’s Employer ceases to be a Related Company (and the Participant’s Employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant’s employment being terminated by the Participant’s Employer without Cause.

     6.10.      Notwithstanding the foregoing provisions of this Section 6, the Committee may, with respect to any Options awarded to a Participant (or portion thereof) that are outstanding immediately prior to the Participant’s Date of Termination, determine that a Participant’s Date of Termination will not result in forfeiture or other termination of such Options.

     6.11.     Options granted under the Plan are not transferable except by will or by the laws of descent and distribution. To the extent that the Participant who receives an Option under the Plan has the right to exercise such Option, the Option may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this Subsection 6.11, the Committee may permit Options under the Plan (other than Incentive Stock Options) to be transferred by a Participant for no consideration to, or for the benefit of, members of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of members of a Participant’s Immediate Family or to a family partnership for the benefit of members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, provided that the transferee shall remain subject to all of the terms and conditions applicable to such Options prior to such transfer.

     6.12.     Notwithstanding any other provision to the contrary in this Plan, to the extent that the acceleration of the exercisability of an Option, either alone or together with other payments or rights accruing to the Participant from an Employer, would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such acceleration of the Option pursuant to this Article 6 shall be reduced by such amount as is necessary so the Participant will not be subject to an excise tax under Code Section 4999; provided, however, that the foregoing limitation shall not apply to the extent the Participant’s employment agreement in effect on the date of such acceleration provides for an alternate treatment of payments or rights with respect to the treatment of payments or rights that would constitute “parachute payments” under Code Section 280G.

SECTION 7

Units

     7.1.     During the Offering, Participants holding shares of Common Stock and/or Preferred Stock of the Company shall be eligible to purchase Units for up to a maximum of 100% of the Participant’s pro rata share of the Offering, based on the Participant’s holdings in the Company (125% based on any investment which the Participant may have had in Series B Preferred). Each Unit consists of one share of Series D Preferred, a Series D Warrant and additional Series E Warrants, as described below. The purchase price is $1.50 per Unit.

     7.2.     Each eligible Participant shall receive an Award Agreement setting forth his or her pro rata share of the Offering and the number of Units which he or she may purchase. Units may be purchased by the Participant only by completing and submitting to the Company his or her Award Agreement prior to the deadline set forth therein. The Committee may require, in its sole discretion, that a Participant execute additional documents prior to receiving Units pursuant to the Plan.

     7.3.     Payment for Units purchased pursuant to the Plan may only be made: (a) in cash, (b) by certified check or (c) pursuant to any loan program which the Committee, in its sole discretion, may establish.

     7.4     Upon receipt and approval by the Company of the completed Award Agreement, and upon execution by the Participant of any additional documents which may be required by the Committee, the Company shall issue as soon as reasonably practicable thereafter duly issued stock certificates representing the number of shares of Series D Preferred the Participant is entitled to receive pursuant to the purchase of the Units and warrant certificates in respect of the Series D Warrants and Series E Warrants the Participant is entitled to receive pursuant to the purchase of the Units.

     7.5.     Shares of Series D Preferred, Series D Warrants and Series E Warrants received pursuant to the purchase of Units under the Plan shall not be subject to any risk of forfeiture, vesting schedule or other restrictions, except as otherwise provided herein or in the applicable stock certificates or warrant certificates, and except that shares of Series D Preferred received pursuant to the purchase of Units, and shares of Series D Preferred and Series E Preferred received pursuant to the exercise of Series D Warrants and Series E Warrants, shall be subject to the Stockholders’ Agreement, Registration Rights Agreement and Shareholders Agreement by virtue of accession as an existing stockholder of the Company.

     7.6.     Each Unit includes a five-year Series D Warrant to purchase one share of Series D Preferred at an exercise price of $1.50 per share. In addition, a Participant who does not participate in a loan program and who purchases more than his or her pro rata share of the Offering (or more than 125% of his or her pro rata share based on investments in Series B Preferred) will receive one additional five-year Series D Warrant at an exercise price of $1.50 per share for each Unit purchased in excess of such pro rata share. Pursuant to the terms and provisions set forth in the applicable Series D Warrant certificate, the exercise price of the Series D Warrants may be paid either in cash and/or by delivery of shares of Common Stock or Preferred Stock which have been owned by the Participant for at least six (6) months and having a fair market value on the date of exercise equal to the exercise price, or by net issue exercise (as described in the applicable Series D Warrant certificate).

     7.7.     Each Unit also includes Series E Warrants, expiring March 31, 2002, to acquire a number of shares of the various series of Series E Preferred at $1.00 per share ($1.75 per share for Participants holding Series B Preferred who subscribe for less than 125% of their pro rata portion of the Offering based on their investment in Series B Preferred). The individual series of Series E Preferred for which Series E Warrants shall be exercisable (i.e., Series E-3, E-4, E-5, etc.) shall be determined by the Common Stock or Preferred Stock in respect of which the Series E Warrants are issued. The number of shares of Series E Preferred for which the Series E Warrants will be exercisable will be determined by dividing the percentage amount of the Participant’s invested capital (up to 100%) equal to the percentage of the Participant’s pro rata share of the Offering that is purchased (up to 100% or 125% based on a Participant’s investment in Series B Preferred) by $1.00, except that the number of Series E Warrants issued in respect of Common Stock investments at less than $1.00 per share will be equal to the number of shares of such Common Stock purchased at that price. The Series E Warrants will be allocated among the various series of Series E Preferred based upon the shares of Common Stock and Preferred Stock currently owned by the Participant and the purchase price paid by the Participant for such shares of Common Stock and Preferred Stock. Pursuant to the terms and provisions set forth in the applicable Series E Warrant certificate, the exercise price of the Series E Warrants may be paid either in cash and/or by delivery of shares of Common Stock or Series A, A-1, B, C-1, C-2 or C-3 Preferred Stock which the Participant has owned for at least six (6) months. For the purpose of the payment of the exercise price of the Series E Warrants, such shares of Common Stock or Preferred Stock will be valued at the amount invested in such shares (or $1.00 per share for shares of Common Stock acquired for less than $1.00 per share), as described in the applicable Series E Warrant certificate.

     7.8.     Both Series D Preferred and Series E Preferred will have a liquidation preference as follows:

                (a)     Participants holding Series D Preferred, along with other holders of Series D Preferred, will be entitled to receive, prior to and in preference to any distribution to holders of any other series of Preferred Stock or Common Stock, a liquidation preference for each share in an amount equal to $3.00 per share, plus a preferred return on the $1.50 purchase price per Unit of 8% per annum from the original issue date of such Series D Preferred, or, if greater, the amount such holders would have received if their shares had been converted into shares of Common Stock immediately prior to the liquidation, dissolution or winding up of the Company. Any acquisition of the Company by means of a merger or any sale or other disposition of all, or substantially all, of the assets or outstanding stock of the Company shall be treated as a liquidation, dissolution or winding up of the Company for this purpose.

                (b)     The shares of Series E Preferred received pursuant to the exercise of Series E Warrants will have an aggregate initial liquidation preference equal to the greater of (i) (x) the aggregate investment made in the shares of Common Stock or Preferred Stock of the Participant in respect of which the Series E Warrants were issued plus any accrued preferred return applicable to such Preferred Stock, plus (y) a preferred return on such investment of 8% per annum, or (ii) the amount such holders would have received if their shares had been converted into shares of Common Stock immediately prior to the liquidation, dissolution or winding up of the Company. Such 8% return shall accrue from the date of issuance of the Series E Warrants.

     7.9.     Each share of Series D Preferred and Series E Preferred will be convertible into one share of Common Stock, subject to adjustment. Upon any issuance or sale of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without consideration or for a consideration per share of less than the then-existing conversion price of the Series D Preferred, subject to certain exceptions, the conversion price of Series D Preferred will be adjusted so that it is not greater than the lowest consideration per share received or to be received by the Company in such issuance or conversion. The Series E Preferred will be entitled to conversion adjustments under the same weighted average adjustment formula that is applicable to the existing series of Preferred Stock. The “full ratchet” formula applicable to the Series D Preferred will provide a more favorable adjustment for holders of Series D Preferred than that which is provided under the weighted average adjustment formula. The weighted average and “full ratchet” conversion price adjustments apply in respect of any issuance or sale by the Company of shares of Common Stock or any security convertible into or exchangeable for shares of Common Stock without consideration or for a consideration per share of less than any of the then existing conversion prices, except for issuances:

  upon conversion of Series A, A-1, B, C-1, C-2, C-3, D, E-1 through E-14 and F preferred stock;
  upon issuance or exercise of the Company's $1.81, $2.03, $3.00, $6.00 and $10.25 common stock warrants or the Series D Warrants or Series E warrants;
  to officers, directors, employees, consultants or advisors pursuant to stock option or stock purchase plans, warrants or agreements from time to time approved by the Board;
  as a dividend or distribution on shares of Series A, A-1, B, C-1, C-2, C-3, D, E-1 through E-14 and F preferred stock; and
  in connection with Board-approved acquisitions.

          Each share of Preferred Stock will automatically be converted into shares of Common Stock at the then-effective conversion price upon the closing of the sale of Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended, subject to exceptions for certain types of registrations, at a public offering price equal to or exceeding $1.00 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to the Common Stock), and in which the aggregate proceeds to the Company and/or any selling stockholders are at least $50,000,000. If the public offering price in such offering is less than $3.00 per share, the number of shares of Common Stock to be issued on the conversion of the shares of Series D Preferred will be increased by multiplying the number of shares that would otherwise be issued by a fraction, the numerator of which is $3.00 and the denominator of which is such public offering price per share.

     7.10.     No dividends will be payable on the Series D Preferred or Series E Preferred, and such shares will not be redeemable, either at the option of the Participant or at the option of the Company.

     7.11.     A Participant may purchase more than his or her pro rata share of Units. Any Participant who purchases more than his or her pro rata share, or more than 125% of his or her pro rata share for a holder of Series B Preferred, shall receive one additional Series D Warrant for each Unit purchased in excess of such pro rata share.

SECTION 8

Adjustments to Awards

     8.1.     If the Company shall effect a reorganization, merger, consolidation or similar event, or effect any subdivision or consolidation of shares of Common Stock, Series D Preferred, Series E Preferred or Series F Preferred, or other capital readjustment, payment of stock dividend, stock split, spin-off, combination of shares or recapitalization or other increase or reduction of the number of shares of Common Stock, Series D Preferred, Series E Preferred or Series F Preferred outstanding without receiving compensation therefor in money, services or property, then the Committee, as it deems appropriate in its sole discretion, shall adjust (i) the number of shares of Series F Preferred available under the Plan, (ii) the number of shares of Series F Preferred subject to then outstanding Options or (iii) the per-share price under any outstanding Options. All share adjustments shall be made to the nearest full share. Adjustments with respect to any then outstanding Series D Warrants and Series E Warrants shall be made in accordance with the terms of the applicable warrant certificates.

     8.2.     If the Committee determines that an adjustment in accordance with the foregoing provisions of Subsection 8.1 would not be fully consistent with the purposes of the Plan or the purposes of the outstanding Awards under the Plan, the Committee may make such other adjustment to the Awards, if any, that the Committee determines is equitable and consistent with the purposes of the Plan and/or the affected Awards.

SECTION 9

No Right to Continued Employment or Affiliation

     9.1.     Participation in the Plan shall confer no rights to continued employment or affiliation with an Employer, nor shall it restrict the right of an Employer to terminate a Participant’s employment or affiliation with such Employer at any time.

SECTION 10

Tax Withholding

     10.1.     All Awards and other payments under the Plan are subject to the withholding of all applicable taxes which are legally required to be withheld, which withholding obligations shall be satisfied (without regard to whether the Participant has transferred an Award under the Plan) by a cash remittance, the withholding from any cash or stock remuneration then or thereafter payable, or with the consent of the Committee, through the surrender of shares of Common Stock and/or Preferred Stock of the Company which the Participant owns or to which the Participant is otherwise entitled under the Plan pursuant to an irrevocable election submitted by the Participant to the Company. Except as otherwise provided herein or in the applicable Award Agreement (or, in the case of Series D Warrants and Series E Warrants, the applicable warrant certificate), the number of shares needed to be submitted in payment of the taxes shall be determined using the Fair Market Value of the shares being tendered as of the applicable tax date rounding down to the nearest whole share; provided that no election to have shares withheld from an Award or submission of shares of stock shall be effective with respect to an Award which was transferred by a Participant in accordance with the Plan.

SECTION 11

Termination and Amendment

     11.1.     The Board may suspend, terminate, modify or amend the Plan, provided that no suspension, termination, modification or amendment of the Plan may terminate a Participant’s existing Award or materially and adversely affect a Participant’s rights under such Award without the Participant’s consent.